Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS RESULTS

FOR SECOND QUARTER 2017

Columbus, Ohio, August 4, 2017. Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE:IBP), an industry-leading installer of insulation and complementary building products, announced today results for the second quarter ended June 30, 2017.

Second Quarter 2017 Highlights

•	Net revenue increased 33.2% to a record $282.2 million

•	Net income increased 19.8% to a record $12.0 million

•	Adjusted EBITDA* increased 49.6% to a record $39.2 million

•	Net income per diluted share increased 18.8% to $0.38

•	Adjusted net income per diluted share* increased 47.5% to a record $0.59

•	In April 2017, refinanced borrowings and closed a $300 million Term Loan B facility and $100 million ABL Revolving Credit facility

•	In April 2017, acquired Minnesota based Horizon Electric Company with 2016 revenues of $1.2 million

•	In May 2017, acquired Florida based Legacy, & Glass & Supply, Inc., with 2016 revenues of $5.4 million

•	In June 2017, acquired South Carolina based Columbia Shelving and Mirror Inc. and Charleston Shelving & Mirror Inc. with 2016 revenues of $11.0 million

Recent Developments

•	In July 2017, acquired Kentucky based Energy Savers, LLC with 2016 revenues of $2.0 million

“As expected, the 2017 second quarter benefitted from normal seasonal installation trends, which helped drive sequential improvements in sales and profitability,” stated Jeff Edwards, Chairman and Chief Executive Officer. “During the 2017 second quarter, IBP’s residential same branch sales increased 14.2%, while multifamily same branch sales grew 59.4%, compared to U.S. housing completions growth of 11.6%. Reflecting IBP’s focus on profitability, I am encouraged by the significant improvement in same branch incremental margins IBP achieved in the second quarter, driven by a 70-basis point improvement in gross margin, and IBP’s ability to leverage SG&A expenses.”

“IBP is well positioned to capitalize on the continued strength of the U.S. housing market. In addition, Alpha Insulation and Waterproofing has had a favorable impact on IBP’s sales and profitability and, as a result commercial revenues represented 17% of revenues in the second quarter, compared to 12% for the same period last year. Heading into the second half of 2017, IBP’s pipeline of acquisitions remains strong and we expect to close several acquisitions in the coming quarters. As momentum in our business remains strong, we continue to expect 2017 will be another year of record sales and earnings.”

Second Quarter 2017 Results Overview

For the second quarter of 2017, net revenue was $282.2 million, an increase of 33.2% from $211.9 million in the second quarter of 2016. On a same branch basis, net revenue improved 11.6% from the prior year quarter, with approximately 75.0% of the increase attributable to growth in the number of completed jobs and the remainder achieved through price gains and more favorable customer and product mix.

Gross profit improved 36.4% to $84.9 million from $62.2 million in the prior year quarter. Gross margin expanded to 30.1% from 29.4% in the prior year quarter, primarily due to higher revenue and a more profitable mix of business. Selling, general and administrative expense, as a percentage of net revenue, improved to 19.6% compared to 20.2% in the prior year quarter.

Net income was $12.0 million, or $0.38 per diluted share, compared to $10.0 million, or $0.32 per diluted share in the prior year quarter. Adjusted net income was $18.7 million, or $0.59 per diluted share, compared to $12.5 million, or $0.40 per diluted share in the prior year quarter. Adjusted net income adjusts for the impact of non-core items in both periods, and includes an addback for non-cash amortization expense related to acquisitions.

Adjusted EBITDA was $39.2 million, a 49.6% increase from $26.2 million in the prior year quarter, largely due to higher gross profit and improved leverage in SG&A. Adjusted EBITDA, as a percentage of net revenue, grew 150 basis points to 13.9%, compared to 12.4% in the prior year quarter.

Conference Call and Webcast

The Company will host a conference call and webcast on Friday, August 4, 2017 at 9:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 877-407-0792 (domestic) or 201-689-8263 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through September 4, 2017, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13667137.

About Installed Building Products

Installed Building Products, Inc. is one of the nation’s largest insulation installers for the residential new construction market and is also a diversified installer of complementary building products, including waterproofing, fire-stopping and fireproofing, garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to our financial model and seasonality, demand for our services, expansion of our national footprint, our ability to capitalize on the new home construction recovery, our ability to strengthen our market position, our ability to pursue, close and integrate value-enhancing acquisitions, the impact of Alpha on our revenue and profitability, our ability to improve sales and profitability, and expectations for demand for our services and our earnings for the remainder of 2017. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

*Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by net revenue), Adjusted Net Income and Adjusted Net Income per diluted share. The reasons for the use of these measures of Adjusted EBITDA and Adjusted Net Income, reconciliations of Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted share to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited condensed consolidated financial statements. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for IBP’s financial results prepared in accordance with GAAP.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(unaudited, in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net revenue	$282,196	$211,913	$537,865	$403,611
Cost of sales	197,268	149,670	380,765	286,777

Gross profit	84,928	62,243	157,100	116,834
Operating expenses
Selling	13,650	11,960	27,676	23,211
Administrative	41,761	30,890	81,022	61,173
Amortization	6,550	2,810	12,966	5,289

Operating income	22,967	16,583	35,436	27,161
Other expense
Interest expense	4,865	1,509	7,035	3,061
Other	131	121	283	225

Income before income taxes	17,971	14,953	28,118	23,875
Income tax provision	5,998	4,960	9,781	8,069

Net income	$11,973	$9,993	$18,337	$15,806

Other comprehensive loss, net of tax:
Unrealized loss on cash flow hedge, net of tax benefit of $50 for the three and six months ended June 30, 2017	(77)	—	(77)	—

Comprehensive income	11,896	9,993	18,260	15,806

Basic net income per share	$0.38	$0.32	$0.58	$0.51

Diluted net income per share	$0.38	$0.32	$0.58	$0.50

Weighted average shares outstanding:
Basic	31,646,460	31,317,632	31,618,624	31,279,935
Diluted	31,709,554	31,347,067	31,698,460	31,339,019

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	June 30,	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$66,690	$14,482
Investments	25,293	—
Accounts receivable (less allowance for doubtful accounts of $4,745 and $3,397 at June 30, 2017 and December 31, 2016, respectively)	176,769	128,466
Inventories	43,198	40,229
Other current assets	16,027	9,214

Total current assets	327,977	192,391
Property and equipment, net	73,971	67,788
Non-current assets
Goodwill	148,031	107,086
Intangibles, net	139,426	86,317
Other non-current assets	10,021	8,513

Total non-current assets	297,478	201,916

Total assets	$699,426	$462,095

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$13,506	$17,192
Current maturities of capital lease obligations	6,204	6,929
Accounts payable	76,103	67,921
Accrued compensation	23,083	18,212
Other current liabilities	24,866	19,851

Total current liabilities	143,762	130,105
Long-term debt	326,968	134,235
Capital lease obligations, less current maturities	7,715	8,364
Deferred income taxes	13,796	14,239
Other long-term liabilities	22,069	21,175

Total liabilities	514,310	308,118
Commitments and contingencies
Stockholders’ equity
Preferred Stock; $0.01 par value: 5,000,000 authorized and 0 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	—	—
Common Stock; $0.01 par value: 100,000,000 authorized, 32,524,934 and 32,135,176 issued and 31,862,945 and 31,484,774 shares outstanding at June 30, 2017 and December 31, 2016, respectively	325	321
Additional paid in capital	172,006	158,581
Retained earnings	25,631	7,294
Treasury Stock; at cost: 661,989 and 650,402 shares at June 30, 2017 and December 31, 2016, respectively	(12,769)	(12,219)
Accumulated other comprehensive loss	(77)	—

Total stockholders’ equity	185,116	153,977

Total liabilities and stockholders’ equity	$699,426	$462,095

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six months ended June 30,
	2017	2016
Cash flows from operating activities
Net income	$18,337	$15,806
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	13,482	11,281
Amortization of intangibles	12,966	5,289
Amortization of deferred financing costs and debt discount	424	179
Provision for doubtful accounts	1,807	1,181
Write-off of debt issuance costs	1,201	286
Gain on sale of property and equipment	(190)	(173)
Noncash stock compensation	2,570	1,171
Deferred income taxes	—	708
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(17,421)	(9,742)
Inventories	342	(3,310)
Other assets	(1,263)	2,442
Accounts payable	(2,043)	6,632
Income taxes payable/receivable	(4,102)	(873)
Other liabilities	2,316	5,283

Net cash provided by operating activities	28,426	36,160

Cash flows from investing activities
Purchases of investments	(25,328)	—
Purchases of property and equipment	(14,681)	(13,424)
Acquisitions of businesses, net of cash acquired of $247 and $0, respectively	(116,883)	(29,948)
Proceeds from sale of property and equipment	451	384
Other	(1,532)	—

Net cash used in investing activities	(157,973)	(42,988)

Cash flows from financing activities
Proceeds from revolving line of credit under credit agreement applicable to respective period	—	37,975
Payments on revolving line of credit under credit agreement applicable to respective period	—	(37,975)
Proceeds from term loan under credit agreement applicable to respective period	300,000	100,000
Payments on term loan under credit agreement applicable to respective period	(96,250)	(49,375)
Proceeds from delayed draw term loan under credit agreement applicable to respective period	112,500	12,500
Payments on delayed draw term loan under credit agreement applicable to respective period	(125,000)	(50,000)
Proceeds from vehicle and equipment notes payable	9,317	11,039
Debt issuance costs	(7,940)	(1,238)
Principal payments on long term debt	(4,915)	(2,591)
Principal payments on capital lease obligations	(3,738)	(4,556)
Acquisition-related obligations	(1,669)	(1,191)
Surrender of common stock awards by employees	(550)	(836)

Net cash provided by financing activities	181,755	13,752

Net change in cash	52,208	6,924
Cash at beginning of period	14,482	6,818

Cash at end of period	$66,690	$13,742

Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$5,634	$2,537
Income taxes, net of refunds	13,401	8,355
Supplemental disclosure of noncash investing and financing activities
Common stock issued for acquisition of business	10,859	—
Vehicles capitalized under capital leases and related lease obligations	2,519	2,033

Seller obligations in connection with acquisition of businesses	3,025	2,430
Unpaid purchases of property and equipment included in accounts payable	658	—

Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income measure performance by adjusting EBITDA and GAAP net income, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net (loss) income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net (loss) income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow (used in) provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as discontinued operations, acquisition related expenses, amortization expense, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. To make the financial presentation more consistent with other public building products companies, beginning in the fourth quarter 2016 we included an addback for non-cash amortization expense related to acquisitions. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED NET INCOME CALCULATIONS

(unaudited, in thousands, except share and per share amounts)

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

Per share figures may reflect rounding adjustments and consequently totals may not appear to sum.

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net income, as reported	$11,973	$9,993	$18,337	$15,806
Adjustments for adjusted net income:
Write-off of capitalized loan costs	1,201	—	1,201	286
Share based compensation expense	2,091	635	2,570	1,171
Acquisition related expenses	794	460	1,347	823
Amortization expense [1]	6,550	2,810	12,966	5,289

Tax impact of adjusted items at normalized tax rate [2]	(3,935)	(1,445)	(6,691)	(2,801)

Adjusted net income	$18,674	$12,453	$29,730	$20,574

Weighted average shares outstanding (diluted)	31,709,554	31,347,067	31,698,460	31,339,019

Diluted net income per share, as reported	$0.38	$0.32	$0.58	$0.50
Adjustments for adjusted net income, net of tax impact, per diluted share [3]	0.21	$0.08	0.36	0.16

Diluted adjusted net income per share	$0.59	$0.40	$0.94	$0.66

[1]	Addback of all non-cash amortization resulting from business combinations
[2]	Normalized tax rate of 37.0% applied to each period in 2017 and 2016
[3]	Includes adjustments related to the items noted above, net of tax

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED EBITDA CALCULATIONS

(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Adjusted EBITDA:

Net income (GAAP)	$11,973	$9,993	$18,337	$15,806
Interest expense	4,865	1,509	7,035	3,061
Provision for income taxes	5,998	4,960	9,781	8,069
Depreciation and amortization	13,481	8,648	26,448	16,569

EBITDA	36,317	25,110	61,601	43,505

Acquisition related expenses	794	460	1,347	823
Share based compensation expense	2,091	635	2,570	1,171

Adjusted EBITDA	$39,202	$26,205	$65,518	$45,499

Adjusted EBITDA margin	13.9%	12.4%	12.2%	11.3%

INSTALLED BUILDING PRODUCTS, INC.

SUPPLEMENTARY TABLE

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Period-over-period Growth
Sales Growth	33.2%	32.7%	33.3%	39.3%
Same Branch Sales Growth	11.6%	16.9%	10.2%	21.0%

Single-Family Sales Growth	19.4%	28.1%	17.0%	36.8%
Single-Family Same Branch Sales Growth	9.8%	13.2%	7.2%	19.7%

Residential Sales Growth	28.1%	31.4%	25.9%	38.9%
Residential Same Branch Sales Growth	14.2%	16.3%	11.2%	20.9%

U.S. Housing Market
Total Completions Growth[1]	11.6%	3.6%	11.0%	10.8%
Single-Family Completions Growth	8.0%	11.3%	9.3%	13.6%

Same Branch Sales Growth
Volume Growth	8.7%	10.5%	6.8%	12.0%
Price/Mix Growth	2.8%	6.4%	3.4%	9.0%

[1]	U.S. Census Bureau data, as revised

INSTALLED BUILDING PRODUCTS, INC.

COMPONENTS OF INCREASE IN REVENUE AND ADJUSTED EBITDA

(unaudited, in thousands)

	Three months ended June 30,				Six months ended June 30,
	2017	% Total	2016	% Total	2017	% Total	2016	% Total
Revenue Increase

Same Branch	$24,510	34.9%	$27,012	51.7%	$41,193	30.7%	$60,961	53.5%
Acquired	45,774	65.1%	25,208	48.3%	93,062	69.3%	53,009	46.5%

Total	$70,283	100.0%	$52,220	100.0%	$134,254	100.0%	$113,970	100.0%

		Adj EBITDA		Adj EBITDA		Adj EBITDA		Adj EBITDA
		Contribution		Contribution		Contribution		Contribution
Adjusted EBITDA

Same Branch	$6,202	25.3%	$5,993	22.2%	$6,398	15.5%	$14,611	24.0%
Acquired	6,795	14.8%	2,543	10.1%	13,623	14.6%	5,647	10.7%

Total	$12,997	18.5%	$8,536	16.3%	$20,021	14.9%	$20,258	17.8%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net